TRIAD FINANCIAL SYSTEMS, INC.

             DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
                         8% PAYABLE IN CASH AND IN KIND
                     CUMULATIVE CONVERTIBLE PREFERRED STOCK

     Pursuant to the provisions of Delaware General Corporation Law, section 151, of the corporation laws of the state of Delaware, the undersigned corporation hereby adopts the following Designation of Rights, Privileges, and Preferences of 8% Payable in Cash and in Kind Cumulative Convertible Preferred Stock (the "Designation"):

     FIRST:  The name of the Corporation is Triad Financial Systems, Inc.

     SECOND: The following resolution establishing a series of preferred stock designated as the "8% Payable in Cash and in Kind Cumulative Convertible Preferred Stock" consisting of 2,000,000 shares, par value $0.01, was duly adopted by the board of directors of the Corporation on August 3, 1994, in accordance with the certificate of incorporation of the Corporation and the corporation laws of the state of Delaware:

    RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "8% Payable in Cash and in Kind Cumulative Convertible Preferred Stock" consisting of 2,000,000 shares, par value $0.01 (referred to herein as the "Preferred Stock"), with the following powers, preferences, rights, qualifications, limitations, and restrictions:

     1.   Liquidation.

          1.01 In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation or of the Corporation's parent company, American Financial Holding, Inc. (the "Parent"), the holders of the Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to the original issuance price per share of the Preferred Stock plus all amounts and shares to which the holders of the Preferred Stock are entitled for unpaid dividends in accordance with section 3 below, whether or not previously declared, accrued thereon to the date of final distribution subject to the priority distribution required respecting any issued and outstanding shares of any series of preferred stock authorized prior to the date hereof. No distribution shall be made on any common stock or other subsequent series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation or the Parent unless each holder of any Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection 1.01.

          1.02 If on any liquidation (whether complete or partial), dissolution, or winding up of the Corporation or the Parent, the assets of the Corporation available for distribution to holders of Preferred Stock and any other stock ranking as to any such distribution on a parity with the Preferred Stock shall be insufficient to pay the holders of outstanding Preferred Stock or such other stock the full amounts to which they otherwise would be entitled under subsection 1.01, the assets of the Corporation available for distribution to holders of Preferred Stock or such other stock shall be distributed to them pro rata on the basis of the full respective preferential amounts to which they are entitled.

     2. Voting Rights. Except as otherwise provided herein, the Preferred Stock shall not be entitled to vote.

          2.01 The holders of the Preferred Stock shall have the exclusive and special right, voting separately and as a single class, to vote for and elect not less than three of the Corporation's seven directors comprising the board of directors.

          2.02 Notwithstanding anything herein to the contrary, upon the occurrence of an Event of Default (defined below), the holders of the Preferred Stock shall be entitled to (i) upon the affirmative vote or consent of not less than two-thirds of the issued and outstanding shares of Preferred Stock, liquidate the Corporation and distribute the assets of the Corporation, or proceeds from the sale thereof, to the holders of the Preferred Stock and any other class or series of stock ranking on a parity with the Preferred Stock as to payments upon liquidation; and (ii) in lieu of liquidating the Corporation pursuant to clause (i) above, upon the affirmative vote or consent of not less than two-thirds of the issued and outstanding shares of Preferred Stock, exchange their shares of Preferred Stock in its entirety for 100% of the issued and outstanding shares of common stock of the Corporation's wholly-owned subsidiary, Modern Income Life Insurance Company (the "Insurance Company"). For purposes of this section 2.02, the term "Event of Default" shall mean the occurrence of any of the following events:

               (a) A registration statement filed in respect of an initial public offering respecting the Common Stock of the Parent has not become effective by September 30, 1997;

               (b) The Corporation reports a net loss equal to or greater than $2,500,000 for any fiscal year; or

               (c) The Corporation's ratio of total equity to total assets is less than 0.08 to 1.0.

          2.03 Upon an occurrence of an Event of Default, as defined above, or if dividends on the Preferred Stock shall be in arrears in an amount equal to at least one semiannual dividend payment, the number of directors constituting the whole board of directors shall, without further action by the shareholders or the board of directors, be increased by two, and the holders of the Preferred Stock shall have the exclusive and special right, voting separately and as a single class, to vote for and elect such additional directors at the earlier to occur of a special meeting of the holders of the Preferred Stock called for such purpose or the next annual meeting of shareholders of the Corporation; provided, however, that a special meeting need not be called if the next annual meeting of the shareholders of the Corporation is called to be held within 90 days of the occurrence of the event giving rise to the need for such meeting. The directors so elected shall serve until the next annual meeting of the shareholders and until their successors shall be duly elected and qualified; provided, however, that the right of the holders of the Preferred Stock to elect additional directors shall cease and the term of the additional directors elected by the holders of the Preferred Stock voting as a separate class pursuant to this subsection 2.03 shall terminate at such time as the full cumulative dividends on the Preferred Stock shall have been paid and no other Event of Default shall have occurred. Any director elected by the holders of the Preferred Stock may be removed by, and shall not be removed except by, the vote of holders of record of the outstanding shares of the Preferred Stock, voting together as a single class, at a meeting called for said purpose. As long as an Event of Default exists hereunder giving rise to the right of holders of the Preferred Stock to elect one or more additional directors to the board of directors, any vacancy, for any reason other than removal, in the office of a director so elected shall be filled by the vote of the remaining directors similarly elected by the Preferred Stock and any such vacancy resulting from the removal of such a director shall be filled by a vote of the holders of the Preferred Stock.

          2.04 So long as any shares of the Preferred Stock are outstanding, neither the Corporation nor the Parent shall, without the affirmative vote of the holders of shares representing at least two-thirds of the Preferred Stock outstanding on the record date for such meeting and present in person or by proxy, (a) adopt any amendment to its certificate of incorporation if such amendment would (i) authorize or create, or increase the authorized amount of, any class of stock which is entitled to dividends or assets in priority to or on a parity with the Preferred Stock; (ii) increase the authorized number of shares of the Preferred Stock; (iii) change any of the rights or preferences of the then outstanding Preferred Stock; or (iv) otherwise affect adversely the holders of the Preferred Stock; or (b) issue any shares of any other series of preferred stock that are entitled to dividends or assets in priority to or on a parity with the Preferred Stock.

          2.05 At all meetings of the shareholders held for the purpose of electing directors of the Corporation pursuant to subsections 2.01 and 2.03, the presence in person or by proxy of the holders of shares representing a majority of the votes entitled to be cast by the outstanding shares of the Preferred Stock shall be required to constitute a quorum of such class for the election of directors hereunder; provided, however, that the absence of a quorum of the holders of stock of any class shall not prevent the election at any such meeting, or adjournment thereof, of directors if the necessary quorum of shareholders is present in person or by proxy at such meeting; and provided, further, that in the absence of a quorum of the holders of stock of any class, a majority of those holders of stock who are present in person or by proxy shall have the power to adjourn the election of those directors to be elected by that class from time to time without notice, other than announcement at the meeting, until the requisite amount of holders of stock of such class shall be present in person or by proxy.

          2.06 Holders of Preferred Stock shall vote as a class and each such holder shall have one vote for each share of Preferred Stock held.

          2.07 The affirmative vote of at least two-thirds of the board of directors shall be required to approve any of the following actions: (i) the purchase of an insurance company or incurring other capital expenditures in a single or series of related transactions in an aggregate amount exceeding $2,500,000; (ii) the sale by the Corporation of the stock of its subsidiary corporation, Modern Income Life Insurance Company; (iii) the authorization of issuance of any securities of the Corporation; (iv) the declaration or authorization of the payment of a dividend on the common stock of the Corporation; (v) the authorization or approval of any agreement between the Corporation and an affiliate of the Corporation requiring an aggregate expenditure by the Corporation in a single or a series of related transactions of more than $250,000; and (vi) the increase in the number of directors constituting the board of directors (other than an automatic increase resulting from one of the events described herein).

     3.   Dividends.

          3.01 The Corporation shall pay dividends to the holders of the Preferred Stock at the times and in the amounts provided for in this section 3.

          3.02 The dividend rate for each share of the Preferred Stock shall be 8% of the original issuance price per share per annum, payable one-half in cash and one-half in shares of Preferred Stock. Such dividends at such rates shall be payable at semiannual installments on each June 30 and December 31, commencing December 31, 1994 (a "Dividend Payment Date").
     Such dividends shall be cumulative from the date of initial issuance of such share of the Preferred Stock and shall be payable to holders of record as their names appear on the stock transfer books of the Corporation on such record date, not more than 60 days preceding the Dividend Payment Date, as shall be fixed by the board of directors. Dividends payable for any partial dividend period shall be computed on the basis of the actual number of days elapsed over a 360 day year. The Preferred Stock shall be nonparticipating, and holders thereof shall not be entitled to receive any dividends thereon other than the dividends referred to in this section 3.

          3.03 No dividend or other distribution shall be declared or paid or set apart for payment on any stock ranking, as to dividends or upon liquidation, junior to the Preferred Stock, including, without limitation, the shares of the Corporation's common stock, for any period unless the holders of the Preferred Stock shall have then been or contemporaneously are paid (or declared and a sum sufficient for the payment thereof set apart for such payment) all dividends for all dividend payment periods terminating on or prior to the date of payment of the distribution on such junior stock. No dividends shall be declared on any class or series of stock ranking on a parity with the Preferred Stock as to dividends in respect of any dividend period unless there shall otherwise be or have been declared on the Preferred Stock like dividends for all semiannual periods coinciding with or ending before such semiannual period, ratably in proportion to the respective annual dividend rates fixed therefor. If the Corporation is in default with respect to any dividends payable on, or any obligation to retire shares of, the Preferred Stock, the Corporation shall not declare or pay (or set apart a sum for such payment) any dividends or make any distribution in cash or other property on, or redeem, purchase, or otherwise acquire, any other class or series of stock ranking junior to the Preferred Stock either as to dividends or upon liquidation.

          3.04 Registration of transfer of any share of Preferred Stock on the stock records maintained by or for the Corporation to a person other than the transferor shall constitute a transfer of any right which the transferor may have had to receive any accrued but unpaid dividends as of the date of transfer, whether declared or undeclared, and the Corporation shall have no further obligation to the transferor with respect to such accrued and unpaid dividends. Any shares of Preferred Stock represented by a new certificate issued to a new holder shall continue to accrue dividends as provided in this section 3.

     4.   Conversion.

          4.01 Each share of Preferred Stock is convertible into common stock, par value $0.01 (the "Common Stock"), of the Parent at the times, in the manner, and subject to the conditions provided in this section 4.

          4.02 Each share of Preferred Stock shall be automatically converted at such time as the registration statement filed in respect of a public offering respecting the Common Stock of the Parent at a price of at least $4.80 per share of Common Stock in an aggregate amount of at least $10,000,000 becomes effective (the "Conversion Date") on or before September 30, 1997. In addition, holders of Preferred Stock shall be entitled to convert all or any portion of their Preferred Stock upon a registration statement respecting Common Stock issuable on such conversion becoming effective.

          4.03 Each share of Preferred Stock shall be converted into that number of shares of Common Stock of the Parent determined by dividing the original offering price of the Preferred Stock by $4.00. In addition, each holder of Preferred Stock on the Conversion Date shall be entitled to receive additional shares of Common Stock equal to the number of shares of Preferred Stock payable as dividends on the Preferred Stock accumulated through the Dividend Payment Date immediately preceding the Conversion Date and unpaid on the Conversion Date, multiplied by the original issuance price of the Preferred Stock and divided by $4.00.

          4.04 In order to prevent dilution of the rights granted hereunder, the rate of conversion of shares of Preferred Stock shall be subject to adjustment from time to time in accordance with this subsection 4.04.

               (a) In the event the Parent shall declare a dividend or make any other distribution on any capital stock of the Parent payable in Common Stock, options to purchase Common Stock, or securities convertible into Common Stock or the Parent shall at any time subdivide (other than by means of a dividend payable in Common Stock) its outstanding shares of Common Stock into a greater number of shares or combine such outstanding stock into a smaller number of shares, then in each such event, the conversion rate in effect immediately prior to such combination shall be adjusted so that the holders of the Preferred Stock shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Parent which they would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto; an adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date for such event.

               (b) If any capital reorganization or reclassification of the capital stock of the Corporation or the Parent, consolidation or merger of the Corporation or the Parent with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful adequate provisions shall be made whereby the holders of the Preferred Stock shall thereafter have the right to acquire and receive on conversion of the Preferred Stock such shares of stock, securities, or assets as would have been issuable or payable (as part of the reorganization, reclassification, consolidation, merger, or sale) with respect to or in exchange for such number of outstanding shares of the Parent's Common Stock as would have been received on conversion of the Preferred Stock immediately before such reorganization, reclassification, consolidation, merger, or sale. In any such case, appropriate provision shall be made with respect to the rights and interests of the holders of the Preferred Stock to the end that the provisions hereof (including without limitations provisions for adjustments of the conversion rate and for the number of shares issuable on conversion of the Preferred Stock) shall thereafter be applicable in relation to any shares of stock, securities, or assets thereafter deliverable on the conversion of the Preferred Stock. In the event of a merger or consolidation of the Corporation or the Parent with or into another corporation or the sale of all or substantially all of their assets as a result of which a number of shares of common stock of the surviving or purchasing corporation greater or lesser than the number of shares of Common Stock of the Parent outstanding immediately prior to such merger, consolidation, or purchase are issuable to holders of Common Stock of the Parent, then the conversion rate in effect immediately prior to such merger, consolidation, or purchase shall be adjusted in the same manner as though there was a subdivision or combination of the outstanding shares of Common Stock of the Parent. Neither the Corporation nor the Parent will effect any such consolidation, merger, or sale unless prior to the consummation thereof the successor corporation resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument mailed or delivered to the holders of the Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities, or assets as, in accordance with the foregoing provisions, that such holder may be entitled to acquire on conversion of Preferred Stock.

               (c) In the event that the Parent shall issue rights or warrants to holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock within a period of 60 days at a price per share less than the then current market price per share of Common Stock, then the conversion rate shall be adjusted such that in each case the number of shares of Parent Common Stock into which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share was theretofore convertible by a fraction (calculated to four decimal places), the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such current market price.

               (d) In the event that the Parent shall distribute to the holders of its Common Stock evidences of its indebtedness or assets or capital stock (excluding cash dividends or distributions made out of current or retained earnings) or rights or warrants to subscribe for securities other than as referred to above, then the conversion rate shall be adjusted such that in each such case the number of shares of Common Stock into which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share was theretofore convertible by a fraction (calculated to four decimal places), the numerator of which shall be the current market price per share of Common Stock on the date of such distribution, and the denominator of which shall be such current market price per share of the Common Stock less the then fair market value (as reasonably determined by the board of directors of the Corporation) of the portion of the assets, evidences of indebtedness, capital stock, subscription rights or warrants so distributed applicable to one share of Common Stock.

               (e) No adjustment shall be made in the conversion rate of the number of shares of Common Stock issuable on conversion of the Preferred Stock:

                    (i) In connection with the offer and sale of any shares of Preferred Stock;

                    (ii) In connection with the issuance of any Common Stock,
               securities, or assets on conversion or redemption of shares of the Preferred Stock;

                    (iii) In connection with the issuance of any shares of Common Stock, securities, or assets on account of the antidilution provisions set forth in this subsection 4.04;

                    (iv) In connection with the purchase or other acquisition by the Corporation or the Parent of any capital stock, evidence of its indebtedness, or other securities of the Corporation or the Parent;

                    (v) In connection with the sale or exchange by the Corporation or the Parent of any common stock, evidence of its indebtedness, or other securities of the Corporation or the Parent, including securities containing the right to subscribe for or purchase common stock or preferred stock of the Corporation or the Parent; or

                    (vi) If such adjustment would require a change of less than
               1% in the conversion rate; provided, however, that any adjustment that would otherwise be required to be made but for this subsection (vi), shall be carried forward and taken into account in any subsequent adjustment required hereunder.

               (f) For purposes hereof, the current market price of the Parent Common Stock shall be the average of the closing bid prices of such Common Stock in the over-the-counter market as quoted on the National Association of Securities Dealers, Inc., Automated Quotation system for 20 consecutive trading days immediately prior to the relevant date, unless the Common Stock is not regularly traded in the over-the-counter market, in which case the current market value shall be determined by the board of directors of the Corporation by any reasonable means.

          4.05 The Parent covenants and agrees that:

               (a) The shares of Common Stock, securities, or assets issuable on any conversion of any shares of Preferred Stock shall have been deemed to have been issued to the person on the Conversion Date, and on the Conversion Date, such person shall be deemed for all purposes to have become the record holder of such Common Stock, securities, or assets.

               (b) All shares of Common Stock or other securities which may be issued on any conversion of the Preferred Stock will, on issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Parent will from time to time take all such action as may be requisite to assure that the par value of the unissued Common Stock or other securities acquirable on any conversion of the Preferred Stock is at all times sufficient to render the Common Stock issued upon conversion as fully paid and non-assessable.

               (c) The issuance of certificates for Common Stock or other securities on conversion of the Preferred Stock shall be made without charge to the registered holder thereof for any issuance tax in respect thereof or other costs incurred by the Corporation or the Parent in connection with the conversion of the Preferred Stock and the related issuance of Common Stock or other securities.

     5.   Redemption.

          5.01 Subject to the requirements and limitations of the corporation laws of the state of Delaware, the Corporation shall have the right to redeem shares of Preferred Stock on the following terms and conditions.

          5.02 Shares of Preferred Stock are subject to redemption by the Corporation at any time that the Parent Common Stock has traded during 20 of 30 consecutive trading days, ending not more than 30 days prior to the date of the notice of redemption, for at least $4.80 per share; provided that, there is an effective registration statement under the Securities Act with respect to the issuance of the Parent Common Stock issuable on conversion of the Preferred Stock. The Corporation shall provide written notice of redemption to the holders of the Preferred Stock on not more than 50 days' nor less than 30 days' written notice specifying the date on which the Preferred Stock shall be redeemed (the "Redemption Date"). Subsequent to the notice of redemption and prior to the Redemption Date, shares of Preferred Stock may still be converted to Common Stock pursuant to section
     4. The Corporation may redeem a portion or all of the issued and outstanding shares of Preferred Stock; provided that, in the event that less than all of the outstanding shares of Preferred Stock are redeemed, such redemption shall be pro rata determined on the basis of the number of shares of Preferred Stock held by each holder reflected on the stock records and the total number of shares of Preferred Stock outstanding.

          5.03 The redemption price for each share of Preferred Stock shall be the original per share issuance price therefor plus any accrued but unpaid dividends, if applicable, on such share as of the Redemption Date (the "Redemption Price"). The Redemption Price shall be paid in cash.

          5.04 Redemption of the Preferred Stock shall be made in the following manner:

               (a) The Corporation shall notify the transfer agent of the Preferred Stock (the "Transfer Agent") of its intention to redeem the Preferred Stock. Such notice shall include a list of all holders of Preferred Stock outstanding as of the most recent practicable date and a statement of the number of shares of Preferred Stock to be redeemed and the manner in which the Redemption Price is to be paid. At least ten days prior to the date that written notice of redemption is given to the holders of the Preferred Stock, the Corporation shall make appropriate arrangements with the Transfer Agent for the delivery of funds necessary to make payment of the Redemption Price for all shares of Preferred Stock redeemed by the Corporation.

               (b) On the Redemption Date, all shares of Preferred Stock subject to redemption shall be automatically redeemed unless earlier converted pursuant to section 4. The holder of any shares of Preferred Stock so redeemed shall be required to tender the certificates representing such shares, duly endorsed, to the Transfer Agent in exchange for payment of the Redemption Price. On such surrender, the Transfer Agent shall cause to be issued and delivered a check with all reasonable dispatch to the holder and in such name or names as the holder may designate.

               (c) The Transfer Agent shall periodically, but not less frequently than monthly, provide to the Corporation an accounting of the Preferred Stock tendered for redemption and the funds disbursed pursuant thereto. Following the expiration of a period of 120 days following the Redemption Date, the Transfer Agent shall provide to the Corporation a complete accounting of the Preferred Stock redeemed and a list of all shares of Preferred Stock remaining unconverted and not returned to the Corporation for redemption. Any certificates representing Preferred Stock received by the Transfer Agent subsequent to the return of funds to the Corporation will be promptly delivered to the Corporation. The Corporation shall pay all costs associated with establishing and maintaining any bank accounts for funds deposited with the Transfer Agent, including the costs of issuing any check.

     6. Registration Rights. The Corporation and the Parent shall register the Preferred Stock and the Common Stock issuable or issued on conversion of the Preferred Stock pursuant to the provisions of an agreement among the Corporation, the Parent, and the holders of the Preferred Stock, as the same may be modified from time to time.

     7.   Additional Provisions.

          7.01 No change in the provisions of the Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of at least two-thirds of the Preferred Stock in the manner provided in the corporation laws of the state of Delaware, as the same may be amended from time to time.

          7.02 A share of Preferred Stock shall be transferable only on the books of the Corporation on delivery thereof duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Corporation in its discretion. On any registration or transfer, the Corporation shall deliver a new certificate representing the share of Preferred Stock so transferred to the person entitled thereto.
          7.03 The Parent shall not be required to issue any fractional shares of Common Stock on the conversion of any share of Preferred Stock. If any fraction of a share of Common Stock would, except for the provisions of this subsection 7.03, be issuable on the conversion or redemption of any share of Preferred Stock, the Parent shall pay an amount in cash equal to the current value of such fraction computed on the basis of the closing market price of the Parent Common Stock on the last prior business day unless the Common Stock is not regularly traded, in which case the current value of such fraction shall be determined by the board of directors of the Corporation by any reasonable means.

          7.04 The Corporation shall not be required to issue any fractional shares of Preferred Stock on the declaration and payment of any dividend on the Preferred Stock. If any fraction of a share of Preferred Stock would, except for the provisions of this subsection 7.04, be issuable on the declaration and payment of such dividends, the Corporation shall pay an amount in cash equal to the value of such fraction computed on the basis of the original issuance price of the Preferred Stock.

          7.05 Any notice required or permitted to be given to the holders of Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepaid to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

     IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of 8% Payable in Cash and in Kind Cumulative Convertible Preferred Stock of the Corporation has been executed this 27th day of December, 1995.

ATTEST:                            TRIAD FINANCIAL SYSTEMS, INC.

/s/ Raymond L. Punta, Secretary    /s/ Kenton L. Stanger, President

STATE OF UTAH            )
                         :SS
COUNTY OF SALT LAKE      )

     On December 27th, 1995, before me, the undersigned, a notary public in and for the above county and state, personally appeared Kenton L. Stanger and Raymond L. Punta, who being by me duly sworn, did state, each for themselves, that he, Kenton L. Stanger, is the president, and that he, Raymond L. Punta, is the secretary, of Triad Financial Systems, Inc., a Delaware corporation, and that the foregoing Designation of Rights, Privileges, and Preferences of 8% Payable in Cash and in Kind Cumulative Convertible Preferred Stock of Triad Financial Systems, Inc., was signed on behalf of such corporation by authority of a resolution of its board of directors, and that the statements contained therein are true.

     WITNESS MY HAND AND OFFICIAL SEAL.

                                      /s/ Notary Public